UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2014

PHILLIPS EDISON – ARC GROCERY CENTER REIT II, INC.

(Exact name of registrant specified in its charter)

Maryland	333-190588	61-1714451
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

11501 Northlake Drive

Cincinnati, Ohio 45249

(Address of principal executive offices)

Registrant’s telephone number, including area code: (513) 554-1110

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 1, 2014, Phillips Edison – ARC Grocery Center REIT II, Inc. (the “Company”) and its operating partnership, Phillips Edison—ARC Grocery Center Operating Partnership II, L.P., entered into an Amended and Restated Master Property Management, Leasing and Construction Management Agreement (the “Amended Agreement”) with Phillips Edison & Company Ltd. (the “Property Manager”). Under the Amended Agreement, the monthly management fee payable to the Property Manager is reduced from 4.5% to 4% of the monthly gross receipts from the properties managed by the Property Manager. Additionally, the Amended Agreement provides that leasing fees payable to the Property Manager will be determined based on national market rates for comparable services, as opposed to rates that are usual and customary for comparable services rendered in the specific geographic market of each property. The Amended Agreement also provides that the Property Manager shall be paid a leasing fee in connection with a tenant’s exercise of an option to extend an existing lease and that the leasing fees payable to the Property Manager may be increased by up to 50% in the event that the Property Manager engages a co-broker to lease a particular vacancy. All other terms are materially consistent with the previous Master Property Management, Leasing and Construction Management Agreement in effect through May 31, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHILLIPS EDISON – ARC GROCERY CENTER REIT II, INC.

Dated: June 3, 2014	By:	/s/ R. Mark Addy
R. Mark Addy
Co-President and Chief Operating Officer